                                                                    Exhibit 10.8

                             TAX SHARING AGREEMENT
                             ---------------------


       THIS TAX SHARING AGREEMENT ("Agreement") is entered into as of November __, 1997 by and between Centocor Diagnostics, Inc., a Pennsylvania corporation ("Diagnostics"), and Centocor, Inc., a Pennsylvania corporation ("Centocor").

                                    RECITALS

       WHEREAS, Centocor is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code");

       WHEREAS, Centocor beneficially owns all of the issued and outstanding shares of Diagnostics' Class B Common Stock, par value $.01 per share and Diagnostics is a member of the Centocor consolidated group for federal income tax purposes;

       WHEREAS, the parties are contemplating the possibility that Diagnostics will issue shares of Class A Common Stock, $.01 par value per share, to the public in an offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended;

       WHEREAS, the Centocor Group (as defined below) has filed and intends to file consolidated federal income tax returns as permitted by Section 1501 of the Code and certain members of the Diagnostics Group (as defined below) and certain members of the Centocor Sub-Group (as defined below), have filed and intend to file returns relating to Combined State Taxes (as defined below);

       WHEREAS, Centocor and Diagnostics desire to agree upon a method for determining the financial consequences to each party and their subsidiaries resulting from the filing of a consolidated federal income tax return and the filing of returns relating to Combined State Taxes.


                                   AGREEMENTS

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Centocor and Diagnostics, for themselves, their successors, and assigns, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1    Definitions.  For purposes of this Agreement, the terms set forth below
       -----------
shall have the following meanings.

       "Diagnostics Combined State Tax Liability" shall mean, with respect to any taxable year and any jurisdiction, an amount of Combined State Taxes determined in accordance with the principles set forth in the definition of Diagnostics Federal Tax Liability.

       "Diagnostics Federal Tax Liability" shall mean, with respect to any taxable year, the sum of the Diagnostics Group's Federal Tax liability and any interest, penalties and other additions to such taxes for such taxable year, computed as if the Diagnostics Group were not and never were part of the Centocor Group, but rather were a separate affiliated group of corporations filing a consolidated federal income tax return pursuant to Section 1501 of the Code, provided, however, that transactions with members of the Centocor Sub-
      --------  -------
Group shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions, and that Deconsolidation will trigger any deferred amounts, excess loss accounts or similar items. Such computation shall be made (A) with negative adjustments for any net operating losses, net capital losses and credits of any member of the Centocor Sub-Group that are utilizable in such taxable year, as if the Diagnostics Group incurred such losses or credits but only to the extent allocated to Diagnostics Group based on the proportion of the Diagnostics Group's total income to the Centocor Group's total income (each total income determined without regard to such losses and credits), provided however, that appropriate adjustments shall be made for the use of losses and credits in prior years, (B) by taking account of any Tax Asset of the Diagnostics Group in accordance with Section 2.1(c)(iii) hereof, (C) as though the highest rate of tax specified in subsection (b) of Section 11 of the Code (or any other similar rates applicable to specific types of income) were the only rates set forth in that subsection, and with other similar adjustments as described in Section 1561 of the Code, and (D) reflecting the positions, elections and accounting methods used by Centocor in preparing the consolidated federal income tax return for the Centocor Group. The Diagnostics Group shall not be obligated to make any payment to Centocor for the use by the Diagnostics Group of any net operating losses, net capital losses and credits of any member of the Centocor Sub-Group.

       "Diagnostics Group" shall mean, at any time, Diagnostics and any direct or indirect corporate subsidiaries of Diagnostics that would be eligible to join with Diagnostics, with respect to Federal Taxes, in the filing of a consolidated federal income tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return if Diagnostics were not consolidated, combined or filing on a unitary basis with any member of the Centocor Sub-Group.

       "Combined State Tax" means, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax payable to such state or local taxing jurisdiction in which a member of the Diagnostics Group files tax returns with a member of the Centocor Sub-Group, on a consolidated, combined or unitary basis for purposes of such income or franchise tax.

       "Deconsolidation" means any event pursuant to which Diagnostics ceases to be a subsidiary corporation includible in a consolidated tax return of the Centocor Group for Federal Tax purposes.

       "Federal Tax" means any tax imposed under Subtitle A of the Code.

       "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313 (a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to taxes other than Federal Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations or (iii) the payment of tax by Centocor with respect to any item disallowed or adjusted by any taxing authority where Centocor determines in good faith that no action should be taken to recoup such payment.

       "Post-Deconsolidation Tax Period" means (i) any tax period beginning and ending after the date of Deconsolidation and (ii) with respect to a tax period that begins before and ends after the date of Deconsolidation, such portion of the tax period that commences on the day immediately after the date of Deconsolidation.

       "Pre-Deconsolidation Tax Period" means (i) any tax period beginning and ending before or on the date of Deconsolidation and (ii) with respect to a period that begins before and ends after the date of Deconsolidation, such portion of the tax period ending on and including the date of Deconsolidation.

       "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other deduction, credit or tax attribute which could reduce taxes (including, without limitation, deductions and credits related to alternative minimum taxes).

       "Centocor Group" shall mean, at any time, Centocor and each direct and indirect corporate subsidiary eligible to join with Centocor in the filing of a consolidated federal income tax return.

       "Centocor Sub-Group" shall mean, at any time, Centocor and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of the Diagnostics Group.

1.2.   Internal References.  Unless the context indicates otherwise, references
       -------------------
to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                                   ARTICLE II
                                  TAX SHARING

2.1.   Tax Sharing.  (a)  General.  For each taxable year of the Centocor Group
       -----------        -------
during which income, loss, or credit against tax of the Diagnostics Group are includible in the consolidated Federal Tax return of the Centocor Group, Diagnostics shall pay to Centocor an amount equal to the Diagnostics Federal Tax Liability and for each taxable period during which income, loss or credit against tax of any member of the Diagnostics Group are includible in a return relating to a Combined State Tax, Diagnostics shall pay Centocor an amount equal to the Diagnostics Combined State Tax Liability for such taxable period, each as shown on the Pro Forma Returns (as defined in paragraph (c) below).

  (b)  Estimated Payments.  Centocor shall determine the amount of the estimated
       ------------------
tax installment of the Diagnostics Federal Tax Liability (corresponding to Centocor's estimated Federal Tax installment), as determined under the principles of Section 2.1(a) of this Agreement. Diagnostics shall, within 5 days of receipt of such determination (but in no event earlier than 5 days prior to the due date of Centocor's corresponding estimated tax payment), pay to Centocor the amount so determined. Centocor shall determine under provisions of applicable law the amount of the estimated tax installment of the Diagnostics Combined State Tax Liability (corresponding to the relevant estimated Combined State Tax installment), as determined under the principles of Section 2.1(a) of this Agreement. Diagnostics shall, within 5 days of receipt of such determination (but in no event earlier than 5 days prior to the due date of Centocor's corresponding estimated tax payment), pay to Centocor the amount so determined.

  (c)  Payment of Taxes at Year-End.
       ----------------------------

       (i) At least 5 days prior to the due date (including all applicable and valid extensions) for the Centocor Group's consolidated Federal Tax return, Centocor shall make available to Diagnostics a pro forma Federal Tax return (a "Pro Forma Federal Return") of the Diagnostics Group reflecting the Diagnostics Federal Tax Liability. At least 5 days prior to the due date for each Combined State Tax return, Centocor shall make available to Diagnostics the relevant pro forma Combined State Tax return (each a "Pro Forma Combined State Return" and together with the Pro Forma Federal Return, the "Pro Forma Returns") of the Diagnostics Group reflecting the relevant Diagnostics Combined State Tax Liability. The Pro Forma Returns shall be prepared in good faith in a manner generally consistent with past practice.

       (ii) On or before the date Centocor files its consolidated Federal Tax return for any year for which payments are to be made under this Agreement, Diagnostics shall pay to Centocor, or Centocor shall pay to Diagnostics, as appropriate, an amount equal to the difference, if any, between the Diagnostics Federal Tax Liability reflected on the Pro Forma Federal Return for such year and the aggregate amount of the estimated installments of the Diagnostics Federal Tax Liability for such year made pursuant to Section 2.1(b). On or before the date Centocor files a Combined State Tax return for any year for which payments are to be made under this Agreement, Diagnostics shall pay to Centocor, or Centocor shall pay to Diagnostics, as appropriate, an amount equal to the difference, if any, between the

Diagnostics Combined State Tax Liability reflected on the relevant Pro Forma Combined State Tax Return and the aggregate amount of the estimated installments paid with respect to the corresponding Diagnostics Combined State Tax Liability pursuant to Section 2.1(b).

       (iii) If a Pro Forma Return reflects a Tax Asset (determined without regard to any net operating losses, net capital losses or credits of any member of the Centocor Sub-Group) that may under applicable law be used to reduce a Federal Tax or Combined State Tax liability of the Centocor Group for any taxable period, Centocor shall pay to Diagnostics an amount equal to the actual tax saving (which would include refunds actually received) produced by such Tax Asset at the time such tax saving is realized and the Pro Forma Returns of the Diagnostic Group shall be adjusted to reflect such use. The amount of any such tax saving for any taxable period shall be the amount of the reduction in taxes payable by the Centocor Group to a taxing authority with respect to such tax period as compared to the taxes that would have been payable to a taxing authority with respect to such tax period in the absence of such Tax Asset.

       (iv) In the event that Centocor makes a cash deposit with a taxing authority in order to stop the running of interest or makes a payment of tax and correspondingly takes action to recoup such payment (such as suing for a refund), Diagnostics shall pay to Centocor an amount equal to Diagnostics' share of the amount so deposited or paid (calculated in a manner consistent with the determinations provided in this Article 2). Upon receipt by Centocor of a refund of any amounts paid by it in respect of which Diagnostics shall have advanced an amount hereunder, Centocor shall pay to Diagnostics the amount of such refund, together with any interest received by it on such refund. If and to the extent that any claim for refund or contest based thereupon shall be unsuccessful, the payment by Diagnostics under Section 2.1(c)(iv) shall be credited toward Diagnostics' obligations under this Section 2(c)(iv) and any other payment obligation of Diagnostics under Section 2(d) below.

  (d)  Treatment of Adjustments.  If any adjustment is made in a Federal Tax
       ------------------------
return of the Centocor Group or in a return relating to a Combined State Tax, after the filing thereof, in which income or loss of the Diagnostics Group (or any member thereof) is included, then at the time of a Final Determination of the adjustment, Diagnostics shall pay to Centocor or Centocor shall pay to Diagnostics, as the case may be, the difference between all payments actually made under Section 2.1 with respect to the taxable year or period covered by such tax return and all payments that would have been made under Section 2.1 taking such adjustment into account, together with any penalties actually paid and interest for each day until the date of Final Determination calculated at the rate determined, in the case of a payment by Diagnostics, under Section 6621(a)(2) of the Code and, in the case of a payment by Centocor, under Section 6621(a)(1) of the Code.

  (e)  Preparation of Returns and Contests.  So long as (i) the Centocor Group
       -----------------------------------
elects to file consolidated Federal Tax returns as permitted by Section 1501 of the Code or (ii) any Combined State Tax return is filed, Centocor shall prepare and file such returns and any other returns, documents or statements required to be filed with the Internal Revenue Service with respect to the determination of the Federal Tax liability of the Centocor Group and with the appropriate taxing authorities with respect to the determination of a Combined State Tax liability. With respect to such return preparation, Centocor shall act in good faith with regard to all members included in an applicable return. Centocor shall have the right with respect to any consolidated Federal Tax returns or returns relating to a Combined State Tax that it has filed or will file to determine in good faith (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions should be requested, and (iii) the elections that will be made by any member of the Centocor Group. In addition, Centocor shall have the right, in good faith, to (i) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any Federal Tax return or return relating to a Combined State Tax, (ii) file, prosecute, compromise or settle any claim for refund, and (iii) determine whether any refunds shall be received by way of refund or credited against tax liabilities. In addition, Centocor shall prepare and file ruling requests, and take all other actions on behalf of any member of the Centocor Group that it deems appropriate in providing tax services to the members of the Centocor Group. Centocor shall, to the extent such information is available, advise Diagnostics of any significant Diagnostics tax issue being contested by the federal, state, local or other relevant taxing authorities, and shall keep Diagnostics informed with respect to any contest, compromise or settlement thereof.

                                  ARTICLE III
                              POST-DECONSOLIDATION

3.1.   Additional Rights and Liabilities Post-Deconsolidation.
       ------------------------------------------------------

  (a) Diagnostics covenants that on or after a Deconsolidation it will not, nor will it cause or permit any member of the Diagnostics Group to make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any other action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Asset of the Centocor Group or any member thereof (immediately after the Deconsolidation) in respect of any Pre-Deconsolidation Tax Period, without first obtaining the written consent of an authorized representative of Centocor.

  (b) In the event of a Deconsolidation, Centocor may, at its option, elect and Diagnostics shall join Centocor in electing (if necessary), (i) to reattribute to itself certain Tax Assets of the Diagnostics Group pursuant to Treasury Regulations Section 1.1502-20(g) and, if Centocor makes such election, Diagnostics shall comply with the requirements of Treasury Regulations Section 1.1502-20(g)(5)) and (ii) to ratably allocate items (other than extraordinary items) of the Diagnostics Group in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76. If Centocor elects to reattribute to itself any Tax Assets under clause (i) this Section 3.1(b), Centocor shall pay Diagnostics an amount agreed to by Centocor and Diagnostics at the time of Centocor's election based on the effect of such election on the tax liability of Centocor and Diagnostics.

  (c) Where permitted by applicable law, Diagnostics shall elect not to carryback any Tax Asset of the Diagnostics Group from a Post-Deconsolidation Tax Period to a Pre-Deconsolidation Tax Period, unless otherwise permitted or requested by Centocor. In the event of such carryback, Centocor agrees to pay to Diagnostics the actual tax benefit received by the Centocor Group from the use in any Pre-Deconsolidation Tax Period of a carryback of any Tax Asset of the Diagnostics Group from a Post-Deconsolidation Tax Period. Such benefit shall be considered equal to the excess of (i) the amount of Federal Taxes or Combined State Taxes, as the case may be, that would have been payable by the Centocor Group in the absence of such carryback over
(ii) the amount of Federal Taxes or Combined State Taxes, as the case may be, actually payable by the Centocor Group. Payment of the amount of such benefit shall be made within 90 days of the filing of the applicable tax return for the taxable year in which the Tax Asset is utilized. If, subsequent to the payment by Centocor to Diagnostics of any such amount, there shall be (A) a Final Determination which results in a disallowance or a reduction of the Tax Asset so carried back or (B) a reduction in the amount of the benefit realized by the Centocor Group as a result of any other Tax Asset that arises in a Post-Deconsolidation Tax Period, Diagnostics shall repay to Centocor, within 90 days of such event described in (A) or (B) (an "Event" or, collectively, the "Events") any amount which would not have been payable to Diagnostics pursuant to this Section 3.1(c) had the amount of the benefit been determined in light of the Events. Diagnostics shall hold Centocor harmless for any penalty or interest payable by any member of the Centocor Group, as a result of any Event. Any such amount shall be paid by Diagnostics to Centocor within 90 days of the payment by Centocor or any member of the Centocor Group of any such interest or penalty. Nothing in this Section 3.1(c) shall require Centocor to file a claim for refund of Federal Taxes or Combined State Taxes which Centocor, in its sole discretion, determines lacks substantial authority, as defined in the Code and the regulations thereunder.


                                   ARTICLE IV
                                 MISCELLANEOUS

4.1.   Limitation of Liability.  Neither Centocor nor Diagnostics shall be
       -----------------------
liable to the other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement; provided, however that in the event that (i) the Internal Revenue Service (or other competent taxing authority) asserts a tax liability directly against Diagnostics or any member of the Diagnostics Group, pursuant to its authority under Treasury Regulation Section 1.1502-6 (or other relevant statutory authority), (ii) Diagnostics has made all payments and performed all of its obligations otherwise required of it under this Agreement with respect to such liability or otherwise, and (iii) Centocor was given the opportunity to contest, settle or compromise such liability pursuant to Section 2.1(e) of this Agreement, then Centocor shall indemnify Diagnostics for actual payments made after a Final Determination with respect to such liability to the extent that such payments exceed Diagnostics' share of such liability (calculated in a manner that avoids double-counting under this Agreement), such share determined in accordance with Article II of this Agreement.

4.2.   Subsidiaries.  (a)  Performance.  Centocor agrees and acknowledges that
       ------------        -----------
Centocor shall be responsible for the performance of the obligations of each member of the Centocor Sub-Group hereunder applicable to such subsidiary. Diagnostics agrees and acknowledges that Diagnostics shall be responsible for the performance by each member of the Diagnostics Group of the obligations hereunder applicable to such member.

  (b)  Application to Present and Future Subsidiaries.  This Agreement is being
       ----------------------------------------------
entered into by Centocor and Diagnostics on behalf of themselves and each member of the Centocor Sub-Group and Diagnostics Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the Centocor Sub-Group or Diagnostics Group in the future.

4.3.   Cooperation.  Centocor and Diagnostics shall cooperate fully in the
       -----------
implementation of this Agreement, including but not limited to, providing promptly to the requesting party such assistance and documentation as may be reasonably requested by such party in connection with any of the activities described in Article II or Article III. In addition, Centocor and Diagnostics shall retain all relevant tax records for relevant open periods in accordance with past practice.

4.4.   Agent.  Each member of the Diagnostics Group hereby irrevocably appoints
       -----
Centocor as its agent and attorney-in-fact to take any action as Centocor may deem necessary or appropriate to effect Section 2.1 including, without limitation, those actions specified in Treasury Regulation Section 1.1502-77(a).

4.5.   Amendments.  This Agreement may not be amended or terminated orally, but
       ----------
only by a writing duly executed by or on behalf of the parties hereto. Any such amendment shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of Centocor and Diagnostics by any of their respective presidents or vice presidents.

4.6.   Term.  Subject to Article III, this Agreement shall expire upon the date
       ----
of Deconsolidation with respect to all Post-Deconsolidation periods; provided,
                                                                     --------
however, that all rights and obligations arising hereunder with respect to a
-------
Pre-Deconsolidation Tax Period shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this
               --------  -------
Agreement to the contrary, all rights and obligations arising hereunder with respect to a Post-Deconsolidation Tax Period shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

4.7.   Effective Date.  This Agreement shall be effective as of August 22, 1997,
       --------------
shall govern all open taxable periods and shall supersede all prior agreements as to the allocation of federal income tax liability between the parties to this Agreement for all such open taxable years and for all subsequent taxable years.

4.8.   Severability.  If any provision of this Agreement or the application of
       ------------
any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

4.9.   Notices.  All notices and other communications required or permitted
       -------
hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b), addressed as follows:

       (a)  If to Diagnostics, to:

            Chief Financial Officer
            Centocor Diagnostics, Inc.
            200 Great Valley Parkway
            Malvern, PA   19355
            Fax:  (610) 889-4666

       (b)  If to Centocor, to:

            Corporate Controller
            Centocor, Inc.
            200 Great Valley Parkway
            Malvern, PA   19355
            Fax:  (610) 889-4769

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

4.10.  Further Assurances.  Centocor and Diagnostics shall execute,
       ------------------
acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

4.11.  Entire Agreement.  This Agreement constitutes the entire understanding
       ----------------
of the parties hereto with respect to the subject matter hereof.

4.12.  Successors.  This agreement shall be binding on and inure to the
       ----------
benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of Centocor and Diagnostics succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party hereto.

4.13.  Authorization, etc.  Each of the parties hereto hereby represents and
       -------------------
warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

4.14.  Section Captions.  Section captions used in this Agreement are for
       ----------------
convenience and reference only and shall not affect the construction of this Agreement.

4.15.  Governing Law.  This agreement shall be governed by and construed in
       -------------
accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to laws and principles relating to conflicts of law.

4.16.  Counterparts.  This Agreement may be executed in any number of
       ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

       IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed by a duly authorized officer as of the date first above written.


                                       CENTOCOR DIAGNOSTICS, INC.


                                       By: /s/ Richard A. Bierly
                                          ---------------------------
                                       Name:   Richard A. Bierly
                                       Title:  Vice President and
                                               Chief Financial Officer


                                       CENTOCOR, INC.


                                       By: /s/ Dominic J. Caruso
                                          ---------------------------
                                       Name:   Dominic J. Caruso
                                       Title:  Vice President-Finance and
                                               Chief Financial Officer